Exhibit 99.1

RESOURCES, INC. EXPECTS 13 PERCENT PRODUCTION GROWTH IN THE FIRST QUARTER OF 2012, COMPARED WITH THE FOURTH QUARTER OF 2011

The Bakken and Anadarko Woodford Plays Continue to Lead Growth

OKLAHOMA CITY, April 18, 2012 /PRNewswire/ – Continental Resources, Inc. (NYSE: CLR) announced today it expects production growth of approximately 13 percent in the first quarter of 2012, compared with the fourth quarter of 2011. First quarter production is expected to average approximately 85,000 barrels of oil equivalent per day (Boepd), compared with 75,219 Boepd for the fourth quarter of 2011.

At 85,000 Boepd, the Company’s 2012 first quarter production represents a 65 percent increase over production of 51,663 Boepd in the first quarter of 2011.

“We’re performing at an exceptionally high level in the Bakken of North Dakota and Montana, and in the Anadarko Woodford in Oklahoma,” said Harold Hamm, Chairman and Chief Executive Officer. “A mild winter and early spring has helped, but the primary factor has been the combination of faster cycle times between wells and strong well results overall.”

The Company noted it is operationally ahead of plan for the year while reducing its operated drilling rigs, as scheduled. Continental currently has 35 operated drilling rigs, compared with 43 rigs at year-end 2011.

The Company has 24 operated drilling rigs in the Bakken play, with 21 in North Dakota and three in Montana. Four of the Continental-operated rigs are currently drilling ECO-Pad® projects, and the Company’s drilling vendors are upgrading additional rigs to make them ECO-Pad capable.

Continental currently has 10 operated drilling rigs in the Anadarko Woodford play, with three drilling in the crude oil production window in the Northwest Cana part of the play, and seven operated rigs in the Southeast Cana area, which primarily produces a combination of crude oil and high-liquids natural gas.

First Quarter 2012 Bakken Wells

In terms of Continental-operated wells, the Company completed 54 gross wells in the Bakken in the first quarter of 2012, with 47 in North Dakota and seven in Montana.

Notable Company-operated Bakken wells in North Dakota (with initial one-day test period gross production results) included:

•	Jamestown 1-17H (61% WI) in McKenzie Co. – 2,140 Boepd;

•	Quale 1-1H (61% WI) in McKenzie Co. – 1,756 Boepd;

•	Edward 1-23H (51% WI) in Dunn Co. – 1,620 Boepd;

•	Addyson 1-23H (87% WI) in Williams Co. – 1,604 Boepd;

•	Rixey 1-28H (64% WI) in Williams Co. – 1,563 Boepd;

•	Burian 1-27H (76% WI) in Billings Co. – 1,531 Boepd;

•	Benner 1-6H (39% WI) in Dunn Co. – 1,408 Boepd;

•	Richmond 1-26H (88% WI) in Williams Co. – 1,381 Boepd;

•	Dover 1-30AH (65% WI) in Williams Co. – 1,353 Boepd;

•	Springfield 1-8H (82% WI) in Williams Co. – 1,329 Boepd;

•	Sacramento 1-10H (89% WI) in Williams Co. – 1,277 Boepd; and

•	Rochester 1-24H (50% WI) in McKenzie Co. – 1,241 Boepd.

Continental completed three ECO-Pad projects in late December 2011, and consequently did not complete a multi-well project during the first quarter of 2012. The ECO-Pad design involves drilling four wells on two adjoining 1,280-acre spacing units from a single drilling pad. This approach reduces well costs by approximately 10 percent, as well as reducing the surface impact of each well.

First Quarter 2012 Earnings Conference Call

Continental plans to announce first quarter 2012 earnings on Wednesday, May 2, 2012, after the close of trading on the New York Stock Exchange. The Company plans to host a conference call on Thursday, May 3 at 10 a.m. ET to discuss its results for the quarter.

Those wishing to listen to the conference call may do so via the Company’s web site at http://www.clr.com/ or by phone:

Continental Resources First Quarter 2012 Earnings Conference Call

Time and date:	10 a.m. ET
Thursday, May 3, 2012
Dial in:	888-679-8035
Intl. dial in:	617-213-4848
Pass code:	24687880
A replay of the call will be available later for 30 days on the Company’s web site or by dialing:
Replay number:	888-286-8010
Intl. replay	617-801-6888
Pass code:	63400980

Please use the following link to pre-register for this conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.theconferencingservice.com/prereg/key.process?key=P8LNPW7LB

About Continental Resources

Continental Resources is a Top 10 petroleum liquids producer in the United States and the largest leaseholder in the nation’s premier oil play, the Bakken Play of North Dakota and Montana. Based in Oklahoma City, the company also has a leading presence in the Anadarko Woodford Play of Oklahoma and the Red River Units Play of North Dakota, South Dakota and Montana. Founded in 1967, Continental’s growth strategy has focused on crude oil since the 1980s. The company reported total revenues of $1.6 billion for 2011 and is ahead of plan to triple production and proved reserves from 2009 to 2014. Visit http://www.clr.com/ for more information.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. Other than historical facts included in this press release, all information regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACTS: Continental Resources, Inc.

Investors Warren Henry, VP Investor Relations 405-234-9127 Warren.Henry@CLR.com	Media Kristin Miskovsky, VP Public Relations 405-234-9480 Kristin.Miskovsky@CLR.com